Form of	Exhibit (d)(194)
SUB-ADVISORY AGREEMENT
JANUS REAL RETURN ALLOCATION FUND
(a Series of Janus Investment Fund)
     This SUB-ADVISORY AGREEMENT (the “Agreement”) is entered into effective as of this 13th day of May, 2011, by and between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“Janus”) and ARMORED WOLF, LLC a Delaware limited liability company (“Armored Wolf”).
     WHEREAS, Janus has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with Janus Investment Fund, a Massachusetts business trust (the “Trust”) and an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to Janus Real Return Allocation Fund, a series of the Trust (the “Fund”) pursuant to which Janus has agreed to provide investment advisory services with respect to the Fund; and
     WHEREAS, Armored Wolf is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
     WHEREAS, Janus desires to retain Armored Wolf to furnish investment advisory services with respect to the Fund, and Armored Wolf is willing to furnish such services;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Duties of Armored Wolf. Janus hereby engages the services of Armored Wolf as subadviser in furtherance of the Advisory Agreement. Armored Wolf agrees to perform the following duties, subject to the oversight of Janus and to the overall control of the officers and the Board of Trustees (the “Trustees”) of the Trust:
          (a) Armored Wolf shall manage the investment operations of the Fund and the composition of the investment portfolio for that portion of the Fund’s assets that shall be allocated to Armored Wolf by Janus, and shall determine without prior consultation with the Trust or Janus with respect to the portion of the portfolio it manages, what securities and other assets of the Fund will be acquired, held, disposed of or loaned, and place orders for the purchase or sale of such securities or other assets with brokers, dealers, or others, all in conformity with the investment objectives, policies and restrictions and the other statements concerning the Fund in the Trust’s Declaration of Trust, as amended from time to time (the “Trust Instrument”), bylaws and registration statements under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”), the Advisers Act, the rules thereunder and all other applicable federal and state laws and regulations, and the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to the Trust, on behalf of the Fund, as a regulated investment company;
          (b) Armored Wolf shall cause its officers to attend meetings and furnish oral or written reports, as the Trust or Janus may reasonably require, in order to keep Janus, the

Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Fund, the investment decisions of Armored Wolf, the investment considerations which have given rise to those decisions, and the Fund’s compliance with investment policies and restrictions set forth in the Fund’s then effective prospectus and statement of additional information;
          (c) Armored Wolf shall maintain all books and records required to be maintained by Armored Wolf pursuant to the 1940 Act, the Advisers Act, and the rules and regulations promulgated thereunder, as the same may be amended from time to time, with respect to transactions on behalf of the Fund, and shall furnish the Trustees and Janus with such periodic and special reports as the Trustees or Janus reasonably may request. Armored Wolf hereby agrees that all records which it maintains for the Fund or the Trust are the property of the Trust, agrees to permit the reasonable inspection thereof by the Trust or its designees and agrees to preserve for the periods prescribed under the 1940 Act and the Advisers Act any records which it maintains for the Trust and which are required to be maintained under the 1940 Act and the Advisers Act, and further agrees to surrender promptly to the Trust or its designees any records which it maintains for the Trust upon request by the Trust;
          (d) Armored Wolf shall submit such reports relating to the valuation of the Fund’s assets and to otherwise assist in the calculation of the net asset value of shares, including fair valuation, of the Fund as may reasonably be requested;
          (e) Armored Wolf shall provide Janus, the Fund or its subsidiary, or their service providers, with such assistance and advice as Janus, the Fund or its subsidiary, or their service providers may reasonably request as to the manner in which to exercise, on behalf of the Fund, such voting rights, subscription rights, rights to consent to corporate action and any other rights pertaining to the Fund’s assets that may be exercised, in accordance with any policy pertaining to the same that may be adopted or agreed to by the Trustees of the Trust, so that Janus, the Fund or its subsidiary, or their service providers may exercise such rights, or, in the event that the Trust retains the right to exercise such voting and other rights, to furnish the Trust with advice as may reasonably be requested as to the manner in which such rights should be exercised;
          (f) At such times as shall be reasonably requested by the Trustees or Janus, Armored Wolf shall provide the Trustees and Janus with economic, operational and investment data and reports, including without limitation all information and materials reasonably requested by or requested to be delivered to the Trustees of the Trust pursuant to Section 15(c) of the 1940 Act, and shall make available to the Trustees and Janus any economic, statistical and investment services normally available to similar clients of Armored Wolf;
          (g) Armored Wolf will provide to Janus, the Fund or its subsidiary, or their service providers for regulatory filings and other appropriate uses materially accurate and complete information relating to Armored Wolf as may be reasonably requested by Janus, the Fund or its subsidiary, or their service providers from time to time and, notwithstanding anything herein to the contrary, Armored Wolf shall be liable to Janus for all damages, costs and expenses, including without limitation reasonable attorney’s fees (hereinafter referred to collectively as “Damages”), incurred by Janus as a result of any material inaccuracies or omissions in such information provided by Armored Wolf to Janus, provided, however, that Armored Wolf shall not be liable to the extent that any Damages are based upon inaccuracies or omissions made in reliance upon information furnished to Armored Wolf by Janus; and
          (h) Armored Wolf shall keep Janus and the Trust informed of all material changes to Armored Wolf’s business structure, including key personnel changes and material changes to its financial condition, and provide information related to these matters to Janus and/or the Trustees as may be requested by Janus or the Trustees.
     2. Further Obligations. In all matters relating to the performance of this Agreement, Armored Wolf shall act in conformity with the Trust’s Trust Instrument, bylaws and currently effective registration statements under the 1940 Act and the 1933 Act and any amendments or supplements thereto (the “Registration Statements”) and with the written policies, procedures and guidelines of the Fund, and written instructions and directions of the Trustees and Janus and shall comply with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and all other applicable federal and state laws and regulations. Janus agrees to provide to Armored Wolf copies of the Trust’s Trust Instrument, bylaws, Registration Statement, written policies, procedures and guidelines and written instructions and directions of the Trustees and Janus, and any amendments or supplements to any of them at, or, if practicable, before the time such materials become effective.
     3. Obligations of Janus. Janus shall have the following obligations under this Agreement:
          (a) To keep Armored Wolf continuously and fully informed (or cause the custodian of the Fund’s assets or the Fund’s administrator to keep Armored Wolf so informed) as to the composition of the portion of the investment portfolio of the Fund managed by Armored Wolf and the nature of all of the Fund’s assets and liabilities from time to time;
          (b) To furnish Armored Wolf with a certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants and with copies of any financial statements or reports made to the Fund’s shareholders or to any governmental body or securities exchange;
          (c) To furnish Armored Wolf with any further materials or information which Armored Wolf may reasonably request to enable it to perform its function under this Agreement; and
          (d) To compensate Armored Wolf for its services in accordance with the provisions of Section 4 hereof.
     4. Compensation. Janus shall pay to Armored Wolf for its services under this Agreement a fee calculated and payable for each day that this Agreement is in effect, of 1/365 of 0.375% of the first $3,000,000,000 of the average daily closing net asset value of the Fund, plus 1/365 of 0.36% of the average daily closing net asset value of the Fund in excess of $3,000,000,000 (1/366 of 0.375% of the first $3,000,000,000 of the average daily closing asset value of the Fund, plus 1/366 of 0.36% of the average daily closing net asset value of the Fund in excess of $3,000,000,000 in a leap year, except that for the first two year term of this Agreement, such rate shall be 1/365 of 0.325% of the first $3,000,000,000 of the average daily closing net asset value of the Fund, plus 1/365 of 0.31% of the average daily closing net asset value of the Fund in excess of $3,000,000,000 (1/366 of 0.325% of the first $3,000,000,000 of the average daily closing asset value of the Fund, plus 1/366 of 0.31% of the average daily closing net asset value of the Fund in excess of $3,000,000,000 in a leap year). Fees paid to Armored Wolf shall be computed and accrued daily and payable monthly as of the last day of each month during which or part of which this Agreement is in effect. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.
To the extent that the Fund invests its assets in the Janus Real Return Subsidiary, Ltd., a wholly-owned subsidiary of the Fund (“Subsidiary”), Armored Wolf shall not collect fees that Armored Wolf would otherwise be entitled to under this Agreement in an amount equal to the fee that Armored Wolf receives pursuant the Subsidiary Subadvisory Agreement.
     5. Expenses. Armored Wolf shall pay all its own costs and expenses incurred in rendering its services under this Agreement.
     6. Representations of Armored Wolf. Armored Wolf hereby represents, warrants and covenants to Janus as follows:
          (a) Armored Wolf: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the legal and corporate authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Janus of the occurrence of any event that would disqualify Armored Wolf from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, and of the institution of any administrative, regulatory or judicial proceeding against Armored Wolf that could have a material adverse effect upon Armored Wolf’s ability to fulfill its obligations under this Agreement.
          (b) Armored Wolf has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, to the extent it is a separate Code of Ethics from that of Janus, will provide Janus with a copy of such code of ethics, together with evidence of its adoption, and any material changes thereto. Within 45 days after the end of the last calendar quarter of each year that this Agreement is in effect, the president or a vice president of Armored Wolf shall certify to Janus that Armored Wolf has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of Armored Wolf’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of Janus, Armored Wolf shall permit Janus, its employees or its agents to examine the reports required to be made to Armored Wolf by Rule 17j-1(c)(1) and all other records relevant to Armored Wolf’s code of ethics.

          (c) Armored Wolf has provided Janus with a copy of its Form ADV as most recently filed with the U.S. Securities and Exchange Commission (“SEC”) and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to Janus.
          (d) Armored Wolf shall maintain a fidelity bond as required by Rule 17g-1 of the 1940 Act, insurance for its directors and officers, errors and omissions insurance, and cost of corrections insurance, with all such coverage in adequate amounts related to Armored Wolf’s duties under this Agreement.
          (e) As required by Rule 206(4)-7 under the Advisers Act, Armored Wolf has adopted written policies and procedures reasonably designed to prevent violation by it, or any of its supervised persons, of the Advisers Act and the rules under the Advisers Act and all other laws and regulations relevant to the performance of its duties under this Agreement. Armored Wolf has designated a chief compliance officer responsible for administering these compliance policies and procedures. The chief compliance officer at Armored Wolf’s expense shall provide such written compliance reports relating to the operations and compliance procedures of Armored Wolf to the Adviser and/or the Trustees and the chief compliance officer as may be required by law or regulation or as are otherwise reasonably requested. Moreover, Armored Wolf agrees to use such other or additional compliance techniques as Janus or the Trustees may reasonably adopt or approve, including written compliance procedures. In addition, Armored Wolf shall retain, at its own expense, the services of the Fund’s custodian or any other party as requested by the Trustees to monitor the compliance of that portion of the Fund’s assets allocated to Armored Wolf by Janus, with the investment objective, policies and restrictions set forth in the Fund’s registration statement.
          (f) The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, or that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (ii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iii) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Armored Wolf acknowledges that Fund portfolio holdings are the confidential property of the Fund, and except for the provision of investment advisory services as contemplated in this Agreement, may not be shared or used directly or indirectly for any purpose, including personal trading in Fund shares or personal trading in Fund holdings.
     7. Term. This Agreement shall become effective as of the date first set forth above and shall continue in effect until February 1, 2013, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by (a) the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of the Trust, Janus or Armored Wolf, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and (b) either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to February 1 of each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.
     8. Termination. This Agreement may be terminated at any time, without penalty, by the Trustees or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in any such case that 60 days’ advance written notice of termination be given to Armored Wolf at its principal place of business. This Agreement may be terminated (i) by Janus at any time, without penalty by giving 90 days’ advance written notice of termination to Armored Wolf; (ii) by Armored Wolf at any time, without penalty by giving 90 days’ advance notice to Janus and the Trust, unless Janus or the Trust requests additional time to find a replacement for Armored Wolf, in which case Armored Wolf shall allow the additional time requested by Janus or the Trust not to exceed 90 days’ beyond the initial 90 days’ notice period unless otherwise agreed to by Janus, the Trust and Armored Wolf; or (iii) by Janus or the Trust without advance notice if Armored Wolf becomes unable to discharge its duties and obligations under this Agreement. In addition, this Agreement shall terminate, without penalty, upon the termination of the Advisory Agreement.
     9. Assignment. This Agreement shall automatically terminate in the event of its assignment.
     10. Amendments. This Agreement may be amended by the parties only in a written instrument signed by the parties to this Agreement and only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of the Trust or Janus, Armored Wolf or their affiliates who may be distributors of the Fund, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act).
     11. Limitation on Personal Liability. All parties to this Agreement acknowledge and agree that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.
     12. Limitation of Liability of Armored Wolf. Janus will not seek to hold Armored Wolf, and Armored Wolf shall not be, liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this section, “Armored Wolf” shall include any affiliate of Armored Wolf performing services for the Fund contemplated hereunder and directors, officers and employees of Armored Wolf and such affiliates.
     13. Indemnification
          (a) Janus agrees to indemnify and hold harmless Armored Wolf, any affiliated person of Armored Wolf, and each person, if any, who, within the meaning of the 1933 Act controls (“controlling person”) Armored Wolf (Armored Wolf and all of such persons being referred to as “Armored Wolf Indemnified Persons”) against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which a Armored Wolf Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of Janus’ responsibilities to Armored Wolf which: (1) may be based upon Janus’ willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of Janus’ reckless disregard of its obligations and duties hereunder, or (2) may be based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or prospectus covering the Trust, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to Janus or the Trust or to any affiliated person of Janus by a Armored Wolf Indemnified Person; provided however, that in no case shall the indemnity in favor of a Armored Wolf Indemnified Person be deemed to protect such person against any liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations or duties hereunder.
          (b) Notwithstanding Section 12 of this Agreement, Armored Wolf agrees to indemnify and hold harmless the Fund, the Trust, the Board of Trustees of the Trust, Janus, any affiliated person of Janus, and any controlling person of Janus (Janus and all of such persons being referred to as “Janus Indemnified Persons”) against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which a Janus Indemnified Person may become subject under the 1933 Act, 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of Armored Wolf’s responsibilities as a sub-adviser of the Trust which: (1) may be based upon Armored Wolf’s willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of Armored Wolf’s reckless disregard of its obligations or duties hereunder, or (2) may be based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or prospectus covering the Trust, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to Armored Wolf and was required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished to Janus, the Trust, or any affiliated person of Janus or the Trust by Armored Wolf or any affiliated person of Armored Wolf; provided, however, that in no case shall the indemnity in favor of a Janus Indemnified Person be deemed to protect such person against any liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties hereunder.
          (c) Janus shall not be liable under Paragraph (a) of this Section 13 with respect to any claim made against an Armored Wolf Indemnified Person unless such Armored Wolf Indemnified Person shall have notified Janus in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Armored Wolf Indemnified Person (or after such Armored Wolf Indemnified Person shall have received notice of such service on any designated agent), but failure to notify Janus of any such claim shall not relieve Janus from any liability which it may have to the Armored Wolf Indemnified Person against whom such action is brought except to the extent Janus is prejudiced by the failure or delay in giving such notice. In case any such action is brought against the Armored Wolf Indemnified Person, Janus will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Armored Wolf Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to the Armored Wolf Indemnified Person. If Janus assumes the defense of any such action and the selection of counsel by Janus to represent Janus and the Armored Wolf Indemnified Person would result in a conflict of interests and therefore, would not, in the reasonable judgment of the Armored Wolf Indemnified Person, adequately represent the interests of the Armored Wolf Indemnified Person, Janus will, at its own expense, assume the defense with counsel to Janus and, also at its own expense, with separate counsel to the Armored Wolf Indemnified Person, which counsel shall be reasonably satisfactory to Janus and to the Armored Wolf Indemnified Person. The Armored Wolf Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and Janus shall not be liable to the Armored Wolf Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Armored Wolf Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. Janus shall not have the right to compromise on or settle the litigation without the prior written consent of the Armored Wolf Indemnified Person if the compromise or settlement results, or may result in a finding of wrongdoing on the part of the Armored Wolf Indemnified Person.
          (d) Armored Wolf shall not be liable under Paragraph (b) of this Section 13 with respect to any claim made against a Janus Indemnified Person unless such Janus Indemnified Person shall have notified Armored Wolf in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Janus Indemnified Person (or after such Janus Indemnified Person shall have received notice of such service on any designated agent), but failure to notify Armored Wolf of any such claim shall not relieve Armored Wolf from any liability which it may have to the Janus Indemnified Person against whom such action is brought except to the extent Armored Wolf is prejudiced by the failure or delay in giving such notice. In case any such action is brought against the Janus Indemnified Person, Armored Wolf will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Janus Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to the Janus Indemnified Person. If Armored Wolf assumes the defense of any such action and the selection of counsel by Armored Wolf to represent both Armored Wolf and the Janus Indemnified Person would result in a conflict of interests and therefore, would not, in the reasonable judgment of the Janus Indemnified Person, adequately represent the interests of the Janus Indemnified Person, Armored

Wolf will, at its own expense, assume the defense with counsel to Armored Wolf and, also at its own expense, with separate counsel to the Janus Indemnified Person, which counsel shall be reasonably satisfactory to Armored Wolf and to the Janus Indemnified Person. The Janus Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and Armored Wolf hall not be liable to the Janus Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Janus Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. Armored Wolf shall not have the right to compromise on or settle the litigation without the prior written consent of the Janus Indemnified Person if the compromise or settlement results, or may result in a finding of wrongdoing on the part of the Janus Indemnified Person.
     14. Activities of Armored Wolf. The services of Armored Wolf hereunder are not to be deemed to be exclusive, and Armored Wolf is free to render services to other parties, so long as its services under this Agreement are not materially adversely affected or otherwise impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Armored Wolf to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or a dissimilar nature. It is understood that Trustees, officers and shareholders of the Trust are or may become interested in Armored Wolf as directors, officers and shareholders of Armored Wolf, that directors, officers, employees and shareholders of Armored Wolf are or may become similarly interested in the Trust, and that Armored Wolf may become interested in the Trust as a shareholder or otherwise.
     15. Third Party Beneficiary. The parties expressly acknowledge and agree that the Trust is a third party beneficiary of this Agreement and that the Trust shall have the full right to sue upon and enforce this Agreement in accordance with its terms as if it were a signatory hereto. Any oversight, monitoring or evaluation of the activities of Armored Wolf by Janus, the Trust or the Fund shall not diminish or relieve in any way the liability of Armored Wolf for any of its duties and responsibilities under this Agreement.
     16. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.
(a)	To Janus at:

Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206 Attention: General Counsel Phone: (303) 333-3863 Fax: (303) 316-5728

(b)	To Armored Wolf at:

Armored Wolf, LLC 65 Enterprise Aliso Viejo, California 92656 Attention: Mohan Phansalkar, Managing Director and Chief Legal Officer Phone: (949) 330-6132 Fax: (949) 330-6131

(c)	To the Trust at:

Janus Investment Fund 151 Detroit Street Denver, Colorado 80206 Attention: Chief Legal Counsel Phone: (303) 333-3863 Fax: (303) 316-5728
     17. Certain Definitions. The terms “vote of a majority of the outstanding voting securities,” “assignment,” “approved at least annually,” and “interested persons” shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the SEC under the 1940 Act and as may be then in effect.
     18. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers designated below as of the day and year first above written.

JANUS CAPITAL MANAGEMENT LLC
By:
Heidi W. Hardin
Senior Vice President, General Counsel and Secretary

ARMORED WOLF, LLC
By:
John B. Brynjolfsson
Managing Director

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